Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Lizanne Wentz	Linda Dyson (973) 761-4987
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR ANNOUNCES TOP-LINE RESULTS OF ALVIMOPAN PHASE 3 CLINICAL STUDY

— Conference Call and Webcast at 8:45 a.m. EST Today —

EXTON, Pa., April 2, 2003 — Adolor Corporation (Nasdaq: ADLR) announced today top-line results of its first Phase 3 clinical study (14CL302) for its novel product candidate, alvimopan, in the management of postoperative ileus (“POI”).

A statistically significant difference was achieved in the primary endpoint of the study, time to recovery of gastrointestinal function, in patients in the alvimopan 6 mg treatment group compared to patients in the placebo group (Cox proportional hazard model; hazard ratio = 1.47; P<0.01). Time to recovery of gastrointestinal function was a composite measure of the time to recovery of both lower and upper gastrointestinal function as defined by time to first flatus or first bowel movement and time to tolerability of solid foods, whichever occurred last. A difference in favor of the alvimopan 6 mg treatment group versus placebo was observed for all secondary endpoints, including time to hospital discharge order written. A positive trend was observed in the primary endpoint of the study for the alvimopan 12 mg treatment group; however, the difference from placebo was not statistically significant (Cox proportional hazard model, hazard ratio = 1.23; P = 0.11).

Alvimopan was generally well tolerated in this study. The most frequently observed adverse events in both the placebo and treatment groups were nausea, vomiting and hypotension.

“We are delighted to have completed a major milestone in our alvimopan Phase 3 clinical program in postoperative ileus. We believe the results of this study support our goal of submitting a New Drug Application for alvimopan in 2003. We look forward to completing the accrual of our additional alvimopan postoperative ileus clinical studies, which will need to confirm the results of the 302 study in order to file a New Drug Application,” commented Bruce A. Peacock, President and Chief Executive Officer of Adolor.

Study 14CL302 was a double-blind, placebo-controlled, multi-centered study that enrolled approximately 450 patients who were scheduled to undergo partial colectomies, simple or radical hysterectomies and to receive opioid analgesics. Patients were randomized in three arms of 150 each to receive placebo, 6 mg or 12 mg doses of alvimopan, at least two hours prior to surgery, and then twice a day beginning on the first postoperative day until hospital discharge or for a maximum of seven days postoperative treatment. The primary endpoint of the study was a composite measure of the time to recovery of both lower and upper gastrointestinal function as defined by time to first flatus or first bowel movement and time to tolerability of solid foods, whichever last occurred.

About Postoperative Ileus

Many patients undergoing major abdominal surgery experience temporary bowel impairment of variable duration. This phenomenon, known as postoperative ileus or POI, may be exacerbated and prolonged by both the degree of bowel manipulation and the use of opioid analgesics for pain relief. POI is characterized by abdominal distention or bloating, nausea and vomiting, accumulation of gas and fluids in the bowel, and delays in passage of flatus or delays in defecation. There has been little advance in the treatment of POI since the introduction of nasogastric decompression which has limited effectiveness and is uncomfortable for patients. There are no FDA-approved therapies for the management of POI currently available. There is a need for improved treatments because postoperative ileus can have a negative impact on patient recovery and health care costs.

Conference Call and Webcast Information

Adolor will be hosting a conference call and webcast today at 8:45 a.m. Eastern Standard Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-800-299-9630 for domestic callers, and 1-617-786-2904 for international callers, and provide the Passcode 924311. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 10:30 a.m. Eastern Standard Time on Wednesday, April 2, 2003. To listen to a replay of the conference call, dial 1-888-286-8010 or 1-617-801-6888 with a Passcode of 4817340 or listen via the website. The replay will be available for one week.

About Adolor Corporation

Adolor Corporation is a development stage biopharmaceutical company engaged in the development of proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. The Company has a number of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase 3 clinical trials. Adolor’s lead product candidate, alvimopan, is designed to selectively block the unwanted effects of opioid analgesics on the gastrointestinal tract. Alvimopan is a potential first-in-class compound that is being evaluated in acute and chronic indications, including the management of postoperative ileus and for the treatment of bowel dysfunction associated with the chronic use of opioids. In April 2002, Adolor entered into a collaboration agreement with GlaxoSmithKline for the exclusive worldwide development and commercialization of alvimopan for certain indications.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the results of this Study 14CL302 have not been submitted to or reviewed by the FDA or any other regulatory agency; the risk that the Study 14CL302 results do not support our goal of submission of a New Drug Application; the risk that the FDA may not agree with our analysis of Study 14CL302; the risk that the FDA may evaluate the results by different methods or conclude that the study results are not clinically meaningful or there are human errors in the conduct of the study or otherwise; the risk that our additional Phase III studies in our postoperative ileus program are not positive or do not confirm the results of Study 14CL302; the risk that a regulatory approval application is not filed; the risk that Adolor may not obtain regulatory approval for its products, including alvimopan, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, or otherwise; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003. We urge you to carefully review and consider the disclosures found in that filing which is available in the SEC EDGAR database at www.sec.gov and from Adolor. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.